Exhibit 10.1
AMENDMENT NO. 1
TO THE
ADVISORY AGREEMENT
    This amendment no. 1 to the Advisory Agreement dated as of November 8, 2014 (the “Advisory Agreement”), between KBS Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), and KBS Capital Advisors LLC, a Delaware limited liability company (the “Advisor”), is entered as of January 15, 2015 (the “Amendment”). Capitalized terms used herein but not defined shall have the meaning set forth in the Advisory Agreement.
WHEREAS, upon the terms set forth in this Amendment, the Advisor has agreed to amend certain terms related to the Disposition Fee payable to it by the Company;
NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Advisor agree to amend the Advisory Agreement as follows:

1.	Disposition Fees. Section 8.03 of the Advisory Agreement is hereby amended and restated in its entirety as follows:
8.03 Disposition Fees.
(i) Except as provided in Section 8.03(ii) hereof, if the Advisor or any of its Affiliates provide a substantial amount of services (as determined by the Conflicts Committee) in connection with a Sale, the Advisor or such Affiliate shall receive a fee at the closing (the “Disposition Fee”) equal to 1.0% of the Contract Sales Price; provided, however, that no Disposition Fee shall be payable to the Advisor for any Sale if such Sale involves the Company selling all or substantially all of its assets in one or more transactions designed to effectuate a business combination transaction (as opposed to a Company liquidation, in which case the Disposition Fee would be payable if the Advisor or an Affiliate provides a substantial amount of services as provided above). Any Disposition Fee payable under this Section 8.03 may be paid in addition to commissions paid to non-Affiliates, provided that the total commissions (including such Disposition Fee) paid to all Persons by the Company for each Sale shall not exceed an amount equal to the lesser of (i) 6.0% of the aggregate Contract Sales Price of each Property, Loan or other Permitted Investment or (ii) the Competitive Real Estate Commission for each Property, Loan or other Permitted Investment. Substantial assistance in connection with the Sale of a Property includes the Advisor’s preparation of an investment package for the Property (including a new investment analysis, rent rolls, tenant information regarding credit, a property title report, an environmental report, a structural report and exhibits) or such other substantial services performed by the Advisor in connection with a Sale.
(ii) Notwithstanding the provisions of Section 8.03(i), with respect to Sales of the Properties that the Company indirectly received an ownership or leasehold interest in as a result of the Collateral Transfer and Settlement Agreement (the “Settlement Agreement”) with, among other parties, GKK Stars Acquisition LLC (the “GKK Properties”), and which the Company entered upon the default by the borrowers under the Company’s investment in a mezzanine loan secured by the GKK Properties (the “GKK Mezzanine Loan”), and provided that the Conflicts Committee determines that the Advisor or its Affiliates have provided a substantial amount of services in connection with the Sale of each GKK Property for which the payment of a disposition fee is requested by the Advisor, then:
(a) With respect to portfolio or single asset Sales of GKK Properties designated by the Conflicts Committee in its sole discretion at or about the time of the Sale, the Company will pay the Advisor a fee in an amount not to exceed the Disposition Fee set forth in Section 8.03(i), as determined by the Conflicts Committee in its sole discretion, which fee will be payable upon the respective closing; and
(b) With respect to Sales of all other GKK Properties for which a Disposition Fee has not yet been paid, if, upon the Sale of the final GKK Property, the Conflicts Committee determines in its sole discretion that the Company has recovered its entire investment related to GKK (including without limitation the GKK Mezzanine Loan and the GKK Properties subsequent to the Settlement Agreement), after taking into consideration the net cash flow received by the Company from the investment, whether in the form of (i) net proceeds from the Sales or other dispositions or transfers of the GKK Properties, (ii) the net cash flow related to the GKK Mezzanine Loan, (iii) the net cash flow related to the GKK Properties subsequent to the Settlement Agreement, and/or (iv) other proceeds related to the assets and liabilities received under the Settlement Agreement, then the Company will pay the Advisor a fee in an amount not to exceed the Disposition Fee set forth in Section 8.03(i), as determined by the Conflicts Committee in its sole discretion, which fee will be payable promptly upon such determination by the Conflicts Committee.

2.	Ratification; Effect on Advisory Agreement.

a.	Ratification. The Advisory Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed in all respects.

b.
Effect on the Advisory Agreement. On and after the date hereof, each reference in the Advisory Agreement to “this Agreement,” “herein,” “hereof,” “hereunder,” or words of similar import shall mean and be a reference to the Advisory Agreement as amended hereby.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

KBS REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., Chief Executive Officer
KBS CAPITAL ADVISORS LLC

By:	PBren Investments, L.P., a Manager

By:	PBren Investments, LLC, as general partner

By:	/s/ Peter M. Bren
Peter M. Bren, Manager

By:	Schreiber Investments, L.P., a Manager

By:	Schreiber Investments, LLC, as general partner

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., Manager